Exhibit 99.1

                      InterDigital Raises Royalty Revenue
                        Guidance for Fourth Quarter 2004


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Nov. 23, 2004--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced it is raising its royalty revenue guidance for fourth quarter 2004.
    InterDigital now expects to report fourth quarter 2004 royalty revenues from current licensees in the range of $33.3 to $33.6 million. The Company had previously forecast fourth quarter 2004 royalty revenues in excess of $30 million.
    Richard Fagan, InterDigital's Chief Financial Officer, said, "We are revising our guidance upward as recently received reports from our licensees indicate that we will record greater than expected royalty revenue during the fourth quarter. This increase reflects solid sales of both 2G and 3G products by key licensees."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver time-to-market, performance and cost benefits, as well as product differentiation advantages to its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.
    This press release contains forward-looking statements regarding, among other things, our current belief and expectation as to our anticipated fourth quarter 2004 royalty revenues. Words such as "expect" and "forecast" or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in the forward-looking statements due to a variety of factors including, but not limited to: (i) any change in the amounts stated in the royalty reports received to date from existing licensees; (ii) any additional patent license agreements; and (iii) other factors listed in the Company's most recently filed Form 10-K and Form 10-Q. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com